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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 2-68918 under Form N-1A of our report dated January 18, 2007, relating to the financial statements and financial highlights for MFS Capital Opportunities Fund appearing in the Annual Reports on Form N-CSR of MFS Series Trust VII for the year ended November 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" and to the reference to us as experts in the Statement of Additional Information, each of which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 24, 2007